EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING TO EXPLORE FORMATION OF
TRADITIONAL MASTER LIMITED PARTNERSHIP

EL PASO, Texas - March 5, 2013 - Western Refining, Inc. (NYSE:WNR) announced today that its board of directors has authorized and directed Western management to explore the formation and initial public offering of a traditional master limited partnership (MLP) and begin preparation of a registration statement.

If Western determines to further pursue an initial public offering of an MLP, the issuer would be a wholly-owned subsidiary; Western would contribute a portion of its midstream and logistics assets to the MLP and sell a minority interest in the MLP in an initial public offering. At the closing of any initial public offering, Western would own the general partner of the MLP, which would own all of the incentive distribution rights of the MLP, as well as a substantial portion of the MLP's limited partner interests.

If pursued, Western would expect to file a registration statement relating to the common units to be sold in a potential initial public offering with the Securities and Exchange Commission later this year, subject to final Western board approval and prevailing market conditions.

There can be no assurance that the evaluation process will lead to an initial public offering of an MLP or any other transaction, or that if any transaction is further pursued, that it will be consummated. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offer, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements covered by the safe harbor provisions of the PSLRA. The forward-looking statements contained herein include statements about the potential formation and initial public offering of a master limited partnership comprised of Western's midstream and logistics assets. These statements are subject to risks relating to the securities markets generally, the impact of adverse market conditions impacting Western's midstream and logistics assets and other risks inherent in Western's business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western's business and operations involve numerous risks and uncertainties, many of which are beyond Western's control, which could result in Western's expectations not being realized, or otherwise materially affect Western's financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western's business is contained in Western's filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.